Exhibit 15.1

9/F, Office Tower C1, Oriental Plaza,1 East Chang An Ave., Dongcheng District, Beijing 100738, PRC
Tel: +86 10 8525 5500      Fax: +86 10 8525 5511 / 8525 5522      www.hankunlaw.com
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May 14, 2026

POMDOCTOR LIMITED

Yongxu Industrial Park

No.19-23 Hejing Road, Dongsha Street

Liwan District, Guangzhou 510000

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the headings “Item 3.D—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C—Organizational Structure—Contractual Arrangements with the Variable Interest Entities and Their Shareholders” in POMDOCTOR LIMITED’s Annual Report on Form 20-F for the year ended December 31, 2025, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2025.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

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